Exhibit 16.1

                              (Company Letterhead)
                             Thomas Leger & Co., LLP
                              --------------------
                                 Houston, Texas



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:  China Cable and Communication, Inc.
     Commission File #2-98997-NY

Dear Sir/Madam:

     Thomas Leger & Co., LLP ("TLC") previously was engaged by China Cable and Communication, Inc. (the "Company") as the Company's principal accountants. Except as set forth below, we agree with the statements contained in Item 4 of the Company's Form 8-K regarding an event occurring on September 26, 2003:

     o TLC is not in a position to agree or disagree with the Company's statements in paragraph one of Item 4 regarding recommendation and approval of the Company's Board Of Directors regarding dismissal of TLC and the Company's engagement of Grobstein, Horwath & Company LLP.

     o TLC is not in a position to agree or disagree with the Company's statements in paragraph four of Item 4 regarding consultation between the Company and Grobstein, Horwath & Company LLP concerning the items indicated in subparagraphs (i) and (ii).


Very Truly Yours,

/s/  Thomas Leger & Co. LLP
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Thomas Leger & Co. LLP
Houston, Texas
October 3, 2003